Exhibit 24(b)(8.84)
FIRST AMENDMENT TO
THE PARTICIPATION AGREEMENT

Reference is made to the Participation Agreement dated September 15, 2000 (together with all amendments thereof and supplements and exhibits thereto the “Agreement”) between
ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity
Company) (the “Service Provider”) and MFS Fund Distributors, Inc. (“MFD”).

Service Provider provides, either directly or in conjunction with a recordkeeper or other service provider(s) appointed by one or more qualified employee benefit plans (each, a “Plan”), administrative services including, but not limited to, plan administration, recordkeeping, reporting and communication/educational services (the “Administrative Services”), as described in the attached Schedule A, to the Plans and to Plan participants which invest in Class A and
Class R3 shares of the Funds ( “Class R Shares”). Administrative Services for each Plan include processing and transfer arrangements for the investment and reinvestment of Plan assets in investment media specified by an investment adviser, trustee, sponsor or administrative committee of the Plan (a “Plan Representative”), generally upon the direction of Plan beneficiaries (the “Participants”). The Administrative Services are provided by Service Provider under service agreements with various Plans.

Terms not otherwise defined herein have the definitions ascribed to them in the
Agreement. Except as expressly amended hereby, the Agreement shall continue in full force and effect and unamended. This First Amendment to the Agreement (the “Amendment”) shall take effect as of January 1, 2007.

WHEREAS, the Service Provider and MFD desire to amend the Agreement in the manner hereinafter set forth;

NOW, THEREFORE, the Service Provider and MFD hereby amend the Agreement as follows:

1	. Addition of MFS Party. MFS Service Center, Inc. (“MFSC”), which serves as transfer agent with respect to each of the MFS Funds (each, a “Fund”), is hereby added as a party to the
Agreement for purposes of (i) receiving certain representations, warranties and covenants from the Service Provider with respect to the shareholder services provided pursuant to the Agreement and the Service Provider’s operations, controls and procedures, and (ii) advancing on behalf of the Funds all or a portion of the fees payable under the Agreement to the extent the Funds determine in their sole discretion that such payments are entitled to reimbursement under the
Funds’ policies with respect to shareholder servicing payments as in effect from time to time.
MFD and MFSC are referred to collectively as “MFS.”

2	. Amendment of Recital. The seventh Recital in the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the
Service Provider intends to purchase shares in one or more of the Funds or share classes specified in Schedule B attached hereto (the “Shares”) on behalf of the Accounts to fund the policies, and MFS intends to sell such Shares to the Accounts.

3.	Schedule A. Schedule A to the Agreement is deleted and replaced with the Schedule B attached to this First Amendment to the Agreement.

4.	Transmission of Orders. The Service Provider agrees it shall transmit orders to purchase or redeem Shares to MFS or its designee according to the established protocols in
Article I of the Fund Participation Agreement.

5.	Compliance with Limitations on Purchases, Redemptions and Exchanges. The
Service Provider will assure that orders for transactions in Shares comply with each Fund’s prospectus (including statement of additional information) restrictions with respect to purchases, redemptions and exchanges. MFS acknowledges the Service Provider’s restrictions as specified in paragraph 13 of this Amendment to the Agreement.

6.	Maintenance of Records. Each party or its designee shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the shareholder services and in making Shares available to the Plan accounts. Upon the request of
MFS, the Service Provider shall provide copies of all the historical records relating to transactions between the Funds and the Plan accounts, written communications regarding the
Funds to or from such Plan accounts and other materials, in each case to the extent necessary for an MFS or any Fund to meet its recordkeeping obligations under applicable law or regulation, including to comply with any request of a governmental body or self-regulatory organization.

7.	Calculation of Fees; Verification of Data and Services. The Service Provider
acknowledges that MFS shall have exclusive responsibility for calculating payments due to the
Service Provider under the Agreement. Upon Service Provider’s request, MFS shall provide to
Service Provider supporting data showing the calculations for the payments. If the Service
Provider maintains any information necessary to form the basis of the fee calculation, the Service
Provider will, at MFS’ request, provide copies and electronic files of all the historical records necessary to enable MFS or its representatives to verify the accuracy of any information provided by the Service Provider that forms the basis of the fee calculation. The Service
Provider agrees that it will permit MFS or its representatives to have reasonable access to its employees and records for the purposes of verifying the Service Provider’s compliance with the terms of this Agreement and verifying the accuracy of any information provided by the Service
Provider that forms the basis of the fee calculation. In addition, if requested by MFS, the Service
Provider will provide a certification (which may take the form of a control report or set of agreed upon standards) satisfactory to MFS that certifies the accuracy of any information provided by the Service Provider that forms the basis of the fee calculation.

8.	Fees; Expenses.

(a)	In consideration of Service Provider’s performance of the Administrative Services described in Schedule A with respect to the Plans and Participants investing in Class A and R shares, MFD agrees to pay Service Provider the Fees described in Schedule B with respect to
Class A and R shares (the “Administrative Fees”).

(b)	Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

9.	Sources of Payment.

(a)	The parties agree and acknowledge that the source(s) of fees provided for pursuant to this Agreement may, at the discretion of MFS, be comprised of any one or more of the following: (i) shareholder servicing payments paid directly or indirectly by MFSC and reimbursed by the Funds, (ii) Rule 12b-1 service fees paid by the Funds to MFD, and indirectly to the Service Provider in accordance with the Funds’ Rule 12b-1 Plan, or (iii) program servicing fees, paid by MFS or their affiliates from their own resources. The source of payment may change from time to time among these sources at MFS’ discretion, and MFS shall have no obligation to inform the Service Provider as to the source(s) of any payments.

(b)	The Service Provider acknowledges that it shall not be entitled to any
Administrative Fees to the extent that it fails to provide MFS with the information and certifications requested by MFS pursuant to Section 15 of this Amendment.

10.	Business Continuity/Disaster Recovery. Service Provider represents, warrants and covenants that it has implemented and maintains a fully-documented business continuity plan and disaster recovery program in conformity with applicable law and prudent business practice.
A supervisory structure is responsible for ensuring the implementation and updating of the plan and program.

11.	Compliance with Privacy Laws and Regulations. Each party agrees to adopt policies and practices related to the protection of non-public personal information pursuant to SEC
Regulation S-P. These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of customer records or information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

Each of the parties to this Agreement affirms that is has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws. This provision shall survive the termination of this
Agreement.

12.	Anti-Money Laundering Compliance. The Service Provider agrees that it will comply with all applicable federal, state and foreign laws, rules and regulations regarding the detection and prevention of money laundering activity. Without limiting the foregoing, to the extent that the Service Provider is a financial institution subject to the USA Patriot Act of 2001 and the
Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering, the Service
Provider agrees that it will comply with applicable AML Acts and applicable anti-money laundering rules of self-regulatory organizations in all relevant respects. The Service Provider represents and warrants that it has undertaken appropriate inquiry and due diligence regarding the customers that the Service Provider introduces or on whose behalf the Service Provider purchases Shares, and that, to the Service Provider’s knowledge, no such customers are individuals or entities identified on the lists of prohibited persons administered by the Office of
Foreign Assets Control, U.S. Department of the Treasury (including the list of Specially
Designated Nationals), and are not otherwise subject to sanctions applicable to certain nationals or residents of countries subject to the U.S. sanctions, including Iran, Sudan, and Cuba.

13.	Restrictions on Excessive Trading. Service Provider has adopted its own excessive trading policy, a copy of which is attached as Exhibit I (“Market Timing Policy”). Service
Provider does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, Service Provider monitors individual Participant and
Contract owner trading in accordance with its Market Timing Policy. Service Provider will use its best efforts, and shall reasonably cooperate with MFS and the Funds, to enforce both its
Market Timing Policy and stated policies in a Fund’s currently effective Prospectus or Statement of Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading. Service Provider will execute any instructions from MFS or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.

14.	Additional Representations, Warranties and Covenants – Class R Shares. Each
party represents that (a) it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity and (b) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement. Service Provider further represents, warrants and covenants that, with respect to Class R Shares:

i)	the arrangements provided for in this Agreement will be disclosed to the
Plans through their representatives;

ii)	it has not and will not hold itself out as a “fiduciary” of any Plan with respect to the provision of the Administrative Services, the Services or with respect to a Plan’s purchase of Shares, as such term is defined in Section 3(21) of the Employee Retirement Income
Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of
1986, as amended (the “Code”);

iii)	the receipt of the Administrative Fees described in this Agreement by
Service Provider will not to the best of Service Provider’s knowledge constitute a non-exempt
“prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

		iv)	it is not required to be registered as a broker-dealer or a transfer agent under the Securities Exchange Act of 1934, as amended, or any applicable state securities laws, including as a result of entering into and performing the Services set forth in this Agreement;

		v)	in the event that it has delegated any of its duties under this Agreement to an agent, it has provided such agent with reasonable compensation from the Administrative Fees it has received from MFD pursuant to Section 8.

MFS further represents, warrants and covenants that each Fund is registered as an investment company under the Investment Company Act of 1940, as amended, and its Shares are registered under the Securities Act.

15	.	Controls and Procedures. The Service Provider has implemented controls and procedures that are reasonably designed to ensure compliance with applicable laws and regulations, as well as the terms of the Agreement. MFS may request certifications on an annual basis regarding such controls and procedures.

16	.	Operations of Funds. In no way shall the provisions of this Amendment or the
Agreement limit the authority of the Funds or MFS to take any action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

17	.	Notices. Article XI “Notices” of the Agreement is deleted and replaced with the following:

If to the Service Provider:

ING Life Insurance and Annuity Company
One Orange Way
Windsor, CT 06095-4774
Attn: Lisa S. Gilarde

If to MFD:

MFS Fund Distributors, Inc.
500 Boylston Street
Boston, MA 02116
Attention: President

with a copy to:

Massachusetts Financial Services Company
500 Boylston Street
Boston, MA 02116
Attention: General Counsel

If to MFSC:

MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116
Attention: President

with a copy to:

Massachusetts Financial Services Company
500 Boylston Street
Boston, MA 02116
Attention: General Counsel

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of January 1, 2007.

ING LIFE INSURANCE AND ANNUITY
COMPANY

By:	/s/ Lisa S. Gildarde
Name: Lisa S. Gilarde
Title: Vice President

MFS FUND DISTRIBUTORS, INC.

By:	/s/ James A Jessee
Name: James A. Jessee
Title: President

MFS SERVICE CENTER, INC.

By:	/s/ Maureen Leary Jago
Name: Maureen Leary Jago
Title: President

SCHEDULE A

The Administrative Services

With Respect to the Class A Shares, as it may agree upon with the sponsor or each Plan, Service
Provider may perform, either directly or in conjunction with its affiliates, some or all of the following services, all in accordance with the terms of this Agreement, as applicable:

1	.	Maintain separate records for each Plan, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.

2	.	Disburse or credit to the Plans, and maintain records of, all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

3	.	Prepare, and transmit to the Plans or Plan representatives, periodic account statements showing the total number of Shares owned by each Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan during the statement period
(whether paid in cash or reinvested in Shares).

4	.	Transmit to the transfer agent of each Fund Instructions received from the Plans and their participants in accordance with the procedures set forth in this Agreement.

5	.	As may be agreed upon with MFS, transmit to MFS or the Funds or any of the agents designated by any of them such periodic reports, if any, as MFS or any Fund may reasonably request.

6	.	If applicable, transmit or communicate to the Plans or Plan representatives the
Funds’ confirmations of Instructions placed by the Plans and/or their participants.

7	.	Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and/or dollar amounts.

8	.	Settle Instructions transmitted to MFD or its affiliate on behalf of the Plans and their participants in accordance with the terms of this Agreement.

Service Provider shall perform or cause to be performed, either directly or in conjunction with other Plan appointed service providers, the following services with respect to Class R3 Shares
(with respect to any Plan, solely to the extent that any such service is relevant to such Plan), all in accordance with the terms of this Agreement:

Underlying Investment Options

Coordinate Fund set-up
Perform Fund monitoring
Produce Fund descriptions
Update fund information provided to plans and participants

US1DOCS 5214077v8

Plan Administration
Plan Set-up
Design plan, provide & prepare plan document
Submit IRS package (if necessary)
Produce Summary Plan Description
Review plan application
Produce enrollment materials & forms
Prepare enrollment kits
Conduct plan educational meetings

Plan setup for Financial Conversion
Gather historical data
Coordinate transfer of assets
Gather census data and investment allocations

On-going Plan Compliance
Review census/identify new entrants
Annual & mid-year test for 401(k) and 401(m) discrimination
Calculation and/or review of employer contributions
Review elective deferrals for compliance with 402(g)
Test for top-heavy plan
5500 and attachments
Summary annual report
Review contributions for compliance with 415
Plan amendments/summary of material modifications

Recordkeeping
Review, Process, and Record Allocations of:
Employee contributions
Employer ongoing contributions
Employer year-end contributions
Forfeitures
Earnings and gains or losses
Investment changes

Reporting and disclosure
Quarterly participant statements
Transaction activity report
Quarterly trust report
Reconciliation of data, if needed

Distributions
Provide participant benefit packages
Calculation of vested benefits
Calculation and authorization of plan distributions
Completion of electronic loan forms
Calculation of loan amounts
Loan amortization
Tracking of loan repayments
Issuance of checks
Tax withholding/remittance to IRS, state, where applicable
Preparation of Form 1099R

SCHEDULE B

Separate Accounts and Funds subject to the Agreement

The Service Provider represents that it has established Variable Annuity Accounts B, C, F, and I and Separate Account D.
The Administrative Fees

The Administrative Fees payable for each Account shall be calculated and paid on a quarterly basis, in an amount equal to the average net asset value of Shares of the Funds held by such
Account during the quarter, multiplied by the applicable per annum rate indicated below, multiplied by a fraction, the numerator of which is the number of days in the quarter and the denominator of which is 365.

The Administrative Fees will be due and payable only with respect to the Accounts which are identified in advance in writing by the Service Provider or which are easily identifiable on MFS’
systems as being the Service Provider's accounts. The Service Provider will be solely responsible for informing MFS in advance in writing of any changes to its trading methodologies that would affect the Accounts.

FOR CLASS A SHARES
Fund Name	Service Fee
Massachusetts Investors Growth Stock Fund	____%
Massachusetts Investors Trust	____%
MFS® Bond Fund	____%
MFS® Core Equity Fund	____%
MFS® Emerging Markets Equity Fund	____%
MFS® Growth Fund	____%
MFS® Global Equity Fund	____%
MFS® Research Fund	____%
MFS® Total Return Fund	____%
MFS® Utilities Fund	____%
MFS® Value Fund	____%

FOR CLASS I SHARES
The Service Provider shall not be entitled to receive any Fees for the Class I Shares.
FOR CLASS R SHARES
The Fee schedule for assets invested in Class R3 Shares shall be calculated and paid in accordance with each Fund’s prospectus, as amended from time to time. The Service Provider shall be entitled to receive Fees for the Class R Shares only to the extent such Fees are received by MFS from the Funds.
The Fee schedule for Class R3 Shares as of the date of this Amendment is as follows:

R3 Class
12B-1 Fee	____%
Plan Administration	____%
and Service Fee
Total Fee	____%

EXHIBIT I

ING Excessive Trading Policy as of June 1, 2005

ING, as the provider of multi-fund products, has adopted a definition of “Excessive Trading” that is intended to respond to a majority of the restrictions on such trading activity that have been adopted by the various fund families. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1	.	ING currently defines Excessive Trading as more than one purchase and sale of the same fund (including money market funds) within a thirty (30) day period. Each fund offered through ING’s products, either by prospectus or stated policy, has adopted or may adopt its own definition of Excessive Trading. Therefore ING reserves the right, without prior notice, to modify its general definition or to develop another definition that may apply to a particular fund, product or individual, depending on the needs of a particular fund and/or state or federal regulatory requirements.

A purchase followed by one or more sale and then another purchase of the same fund, or a sale followed by one or more purchases and then another sale of the same fund would meet
ING’s definition of Excessive Trading. The following transactions are excluded when determining whether trading activity is excessive:
• Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
• Transfers associated with scheduled dollar cost averaging and scheduled rebalancing programs;
• Purchases and sales of fund shares in the amount of $250 or less; and
• Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund.

2	.	ING actively monitors fund transfer and reallocation activity within its products to identify
Excessive Trading.

3	.	If ING determines that an individual has used one or more of its products to engage in
Excessive Trading, ING will send that individual a one-time warning letter and place that individual on a watch list. According to the needs of the various business units, a copy of the warning letter may also be sent, as applicable to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual.

4	.	If ING determines that an individual has used one or more of its products to engage in
Excessive Trading after having received a warning letter as described above, ING will send a second letter to the individual. This letter will state that the individual’s ability to initiate fund transfers or reallocations through the Internet, facsimile, telephone calls to the company’s service center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading Privileges”) has been suspended for a period of 6 months. All fund transfers or reallocations will then have to be initiated by providing written instructions to ING via mail. During the Suspension Period, “inquiry only” privileges will be permitted where and when possible.

5	.	Following the 6 month suspension period, the Electronic Trading Privileges may again be restored, but ING will continue to monitor the fund transfer and reallocation activity. Any future Excessive Trading will result in an indefinite suspension of the Electronic Trading
Privileges.

6	.	ING may elect to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity fall within the definition of
Excessive Trading set forth above.

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